Exhibit 10.1

EXECUTION VERSION

Receivables Sale Agreement

dated as of September 22, 2020

among

The Originators From Time to Time Parties Hereto,
as Originators

and

NRG Receivables LLC

i

TABLE OF CONTENTS

(continued)

ii

Schedules

Schedule I	List of Originators
Schedule II	State of Organization of Originators
Schedule III	Location of Books and Records of Originators
Schedule IV	Prior Names

Exhibits

Exhibit A Form of Subordinated Note

Exhibit B Form of Joinder Agreement

iii

This Receivables Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 22, 2020 is entered into among THE ORIGINATORS (as defined below) FROM TIME TO TIME PARTIES HERETO, NRG RETAIL LLC, a Delaware limited liability company (the “Servicer”), and NRG RECEIVABLES LLC, a Delaware limited liability company (the “Company”).

Background:

1.            The Originators generate Receivables in the ordinary course of their business;

2.            The Originators wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein;

3.            Each Originator has determined that such sales to the Company are in the reasonable commercial and best interests of such Originator and its creditors and that the transactions contemplated by this Agreement represent a practicable and reasonable course of action to improve the financial position of such Originator; and

4.            The Originators and the Company intend the transactions hereunder to be a true sale of Receivables by the Originators to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be a loan from the Company to the Originators (other than, if applicable, for income Tax purposes).

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Section 1.01 of the Receivables Loan and Servicing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”), among the Company, as Borrower, NRG Retail, individually and as Servicer (the “Servicer”), the Conduit Lenders described therein, the Committed Lenders described therein, the LC Issuers described therein, the Facility Agents described therein, and Royal Bank of Canada, as Administrative Agent. In addition, the following terms shall have the following meanings:

“Agreement” has the meaning specified in the first paragraph hereof.

“Article 9” has the meaning specified in Section 1.5 of this Agreement.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Deemed Collections” means any Seller Collections deemed received from the applicable Originator equal to on any day (i) the portion of any Sold Receivable which is reduced or cancelled as a result of the events described in Section 2.09 of the Receivables Loan Agreement and (ii) the aggregate Outstanding Balance of all Receivables as to which any of the representations or warranties in Sections 5.1(n), (o) or (s) of this Agreement is not true.

“Effective Date” means (i) with respect to Reliant Energy Retail Services, LLC, Reliant Energy Northeast LLC, Green Mountain Energy Company, US Retailers LLC, Stream SPE, Ltd., and XOOM Energy Texas, LLC, September 22, 2020 and (ii) with respect to any other Originator, the day on which such Originator is added as an “Originator” hereunder pursuant to Section 4.3. “Joinder Agreement” has the meaning specified in clause (a) of Section 4.3 of this Agreement.

“Joinder Agreement” has the meaning specified in clause (a) of Section 4.3 of this Agreement.

“Originator” and “Originators” means each Person listed in Schedule I to this Agreement, as such Schedule may be revised from time to time in accordance with Section 4.3 of this Agreement.

“Payment Date” means, with respect to any Originator, (a) the Effective Date and (b) each Business Day thereafter.

“POR Receivable” means a payment obligation of a Utility to an Originator arising from the sale of a Purchased-by-Utility Receivable by such Originator to such Utility.

“Potential Purchase Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Purchase Termination Event.

“Purchase Termination Date” has the meaning specified in Section 1.4 of this Agreement.

“Purchase Termination Event” has the meaning specified in Section 8.1 of this Agreement.

“Purchase Facility” has the meaning specified in Section 1.1 of this Agreement.

“Purchase Price” has the meaning specified in Section 2.1 of this Agreement.

“Purchased-by-Utility Program” means a “purchase of receivables” or similar program pursuant to which a Utility agrees to purchase Retail Receivables from an Originator.

“Purchased-by-Utility Receivable” means any Retail Receivable sold or contracted to be sold, by an Originator to a Utility pursuant to a Purchased-by-Utility Program.

“Receivable” means any (i) Retail Receivable other than any Purchased-by-Utility Receivable or (ii) POR Receivable.

“Receivables Loan Agreement” has the meaning specified in the first paragraph of this Definitions section.

“Reconveyed Receivable” has the meaning specified in Section 3.4.

“Related Rights” has the meaning specified in the last paragraph of Section 1.1 of this Agreement.

“Related Security” means, with respect to any Sold Receivable:

(a)            all instruments and chattel paper that may evidence such Sold Receivable;

(b)            all security interests or liens and property subject thereto from time to time purporting to secure payment of such Sold Receivable, whether pursuant to the related Contract or otherwise;

(c)            all UCC financing statements or other filings covering any collateral securing payment of such Sold Receivable (it being understood that such UCC financing statements will not be assigned of record to the Administrative Agent unless requested by the Administrative Agent after an Event of Termination);

(d)            (i) with respect to a Retail Receivable, all of the applicable Originator’s rights, interests and claims to receive payment under the Contract(s) with respect to such Retail Receivable or (ii) with respect to a POR Receivable, all of the applicable Originator’s rights, interests and claims to receive payment from the applicable Utility under the Contract(s) with respect to such POR Receivable and, in each case, all guaranties, indemnities, insurance and other agreements (including under the related Contract), supporting obligations (as defined in the UCC), letters of credit or arrangements of whatever character from time to time, supporting or securing payment of such Sold Receivable or otherwise relating to such Sold Receivable, whether pursuant to the Contract related to such Sold Receivable or otherwise;

(e)            all books and records (excluding the Contracts) relating to such Sold Receivable or any of the foregoing (it being understood that such books and records will be maintained by the Servicer); and

(f)            all proceeds of the foregoing;

provided that, notwithstanding the foregoing, any of the foregoing for which an assignment from the applicable Originator to the Company or the granting of a security interest from Company to Administrative Agent would violate any law, regulation or agreement binding upon such Originator or the Company (but, in the case of any agreement, only to the extent no law or regulation exists which would render such anti-assignment provision unenforceable), shall not be deemed to be Related Security; and provided, further, that the applicable Originator and the Company shall not be required to notify the related Obligor or to record the assignment to the Administrative Agent of any Related Security unless requested by the Administrative Agent after an Event of Termination.

“Required Capital Amount” has the meaning specified in Section 3.2(b) of this Agreement.

“RSA Indemnified Party” has the meaning specified in Section 9.1 of this Agreement.

“RSA Relevant Amounts” has the meaning specified in Section 9.1 of this Agreement.

“Seller Collections” means, with respect to any Sold Receivable: (a) all funds that are received (whether in the form of cash, wire transfer, check or otherwise) by an Originator, the Company or the Servicer in payment of any amounts owed in respect of such Sold Receivable (including purchase price, finance charges, interest, Taxes, transmission charges (if any) and all other charges), or applied to amounts owed in respect of such Sold Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Sold Receivable and available to be applied thereon), and (b) all Deemed Collections.

“Servicer” has the meaning specified in the first paragraph of this Definitions section.

“Sold Receivable” means, with respect to any Originator, a Receivable sold, or purported to be sold, hereunder to the Company by such Originator which has not subsequently been reconveyed to the relevant Originator pursuant to the terms hereof.

“Subordinated Note” has the meaning specified in Section 3.1 of this Agreement.

“Utility” means an electric and/or gas utility (or affiliated captive finance company).

ARTICLE I
Agreement to Purchase and Sell Receivables

Section 1.1             Agreement To Purchase and Sell Receivables. On the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells to the Company, and the Company hereby purchases from such Originator, from time to time on or after the Effective Date, but before the Purchase Termination Date, all of such Originator’s right, title and interest in and to:

(a)            each Receivable outstanding as of the Effective Date or generated by such Originator after the Effective Date and prior to the Purchase Termination Date, whether now existing or hereafter created by such Originator, other than any Reconveyed Receivable;

(b)            all rights to, but not the obligations of, such Originator under all Related Security with respect to any of the foregoing Receivables;

(c)            all Seller Collections and other monies due or to become due to such Originator with respect to any of the foregoing; and

(d)            all proceeds (as defined in the UCC) of any of the foregoing received by (or for the account of) such Originator in respect of any of the foregoing (including, without limitation, net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and assignments hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement and each other Facility Document to which such Originator is a party. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (b) through (d) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

Section 1.2     Timing of Purchases.

(a)            Effective Date Purchases. Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator on the Effective Date for such Originator and (ii) all Related Rights with respect thereto automatically shall be deemed to have been sold by such Originator to the Company on the Effective Date.

(b)            Subsequent Purchases. After the Effective Date for any Originator, on each Business Day until the Purchase Termination Date, each Receivable, other than any Reconveyed Receivable, and the Related Rights with respect thereto generated by such Originator shall be deemed to have been sold by such Originator to the Company immediately (and without further action) upon the creation of such Receivable, subject to the payment of the purchase price in accordance with Section 3.2. Notwithstanding the foregoing, the sales hereunder shall be suspended if the Releases have ceased to occur after the delivery of a Release Suspension Notice under the Receivables Loan Agreement and shall only resume when the Releases resume under the Receivables Loan Agreement.

Section 1.3     Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay the applicable Purchase Price to the applicable Originator in accordance with Article III.

Section 1.4     Purchase Termination Date. The “Purchase Termination Date” for any Originator shall be the earlier of (i) date the Purchase Facility is terminated with respect to such Originator pursuant to Section 8.2 or (ii) the Termination Date (as such term is defined in the Receivables Loan Agreement).

Section 1.5           Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of any Receivables and Related Rights, including, without limitation, all Sold Receivables, if any, be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. The parties acknowledge that an outright sale of receivables and interests in receivables is governed by Article 9 of the UCC (“Article 9”), notwithstanding that such a sale is not intended for security. The parties also acknowledge that, as a drafting convention under Article 9, terms used under Article 9 for secured transactions also apply to outright sales of receivables, including “debtor,” which applies to a seller of receivables, “secured party,” which applies to a buyer of receivables, and “security interest,” which applies to the buyer’s outright ownership interest. Thus, such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale hereunder of the Receivables by the Originators to the Company. Thus, under the Article 9 drafting convention, the outright sale of the Sold Receivables may be described as a transaction by which the Originators have granted to the Company a security interest in, among other things, the Sold Receivables (see UCC 1-201(b)(35) and therefore it is the intent of the parties that this Agreement shall be deemed to be a “security agreement” within the meaning of the UCC). However, if, contrary to the mutual intent of the parties, any conveyance hereunder of Receivables and Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through any Originator, then, it is the intent of such Originator and the Company that such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company, a security interest in, to and under, all of such Originator’s right, title and interest in and to each Receivable existing as of the Effective Date and generated by such Originator thereafter and prior to the Purchase Termination Date and all Related Rights with respect thereto, whether now existing or hereafter arising, to secure the prompt and complete payment of a loan deemed to have been made by the Company to such Originator in an amount equal to the Purchase Price of the Receivables originated by such Originator, together with all other obligations of such Originator hereunder.

ARTICLE II
CALCULATION OF PURCHASE PRICE

Section 2.1           Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be (i) determined in accordance with the following formula and (ii) subject to the reductions as provided in Sections 3.3(i):

PP	=	OB x [1 - FMVD]

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	1.0% or such other percentage as agreed to between such Originator and the Company to reflect a fair market price for the Receivables.

ARTICLE III
Payment of Purchase Price

Section 3.1            Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to such Originator the Purchase Price for the purchase to be made from such Originator on the Effective Date for such Originator partially in cash (in an amount to be agreed between the Company and such Originator) and partially by issuing a promissory note in the form of Exhibit A to the Servicer for the benefit of the Originators (each such promissory note issued to an Originator, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Facility Documents, being herein called the “Subordinated Note”) with an initial principal balance equal to the aggregate remaining Purchase Price payable by the Company to the Originators with respect to such purchase being made on the Effective Date.

Section 3.2            Subsequent Purchase Price Payments. On each Payment Date subsequent to the Effective Date for each Originator, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables sold by such Originator hereunder on such Payment Date:

(a)            FIRST, in cash to the extent the Company has cash available therefor (and such payment is not prohibited under the Receivables Loan Agreement) and/or, if requested by such Originator, in in the form of a Letter of Credit issued by an LC Issuer in accordance with Section 3.5 and on the terms and subject to the conditions of this Article III and the Receivables Loan Agreement; and

(b)            SECOND, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the Subordinated Note shall be automatically increased by an amount equal to such remaining Purchase Price, so long as the aggregate principal amount of the Subordinated Note does not cause the Company’s tangible net worth to be less than the greater of (i) $16,500,000 and (ii) the amount that is 2.0% of the Facility Limit as of such date (such amount, the “Required Capital Amount”).

The total consideration paid by the Company to each Originator for each sale of Receivables by such Originator hereunder shall be an arm’s length price and shall be of reasonably equivalent value for the Receivables so sold by such Originator.

The Servicer shall make all appropriate record keeping entries with respect to the Subordinated Note to reflect (x) the foregoing payments and reductions made pursuant to Sections 3.3 and 3.4, and (y) the portion of the aggregate principal amount outstanding under the Subordinated Note payable for the benefit of each Originator. The Servicer’s books and records shall constitute rebuttable presumptive evidence of (x) the principal amount of, and accrued interest on, the Subordinated Note at any time and (y) the respective portions of aggregate principal amount outstanding under the Subordinated Note payable for the benefit of each Originator at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Note “CANCELED” and to return such Subordinated Note to the Company upon the final payment thereof after the occurrence of the Final Collection Date.

Except as otherwise provided in Sections 3.3 and 3.5, any payments made by the Company in reduction of the outstanding principal balance of, or accrued and unpaid interest on, the Subordinated Note shall be allocated to the principal and interest payable for the benefit of the respective Originators ratably in accordance with the respective amounts of principal or interest, as applicable, payable for their benefit under the Subordinated Note.

Each Originator acknowledges that it has received a copy of the Subordinated Note and agrees to be bound by, and to comply with, all the terms of the Subordinated Note, including, without limitation, the subordination provisions set forth in paragraph 9 thereof.

In the event that an Originator requests that any purchases be paid for by issuance of a Letter of Credit, such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from an LC Issuer. Neither such Originator nor any Affiliate thereof (other than the Company) shall have any reimbursement or recourse obligations in respect of any Letter of Credit.

Section 3.3           Settlement as to Specific Receivables and Deemed Collections. Each Originator hereby agrees to pay to Company the amount of any Deemed Collections in accordance with the provisions of this Section 3.3. If on any day there are unpaid Deemed Collections with respect to Sold Receivables, then such Deemed Collections shall be paid as follows:

(i)            as long as no Advance Suspension Event, Potential Event of Termination or Event of Termination exists under the Receivables Loan Agreement, no Potential Purchase Termination Event exists and the Purchase Termination Date has not occurred, the amount of such Deemed Collections shall be paid, first, by means of a reduction of the Purchase Price payable by the Company to the applicable Originator on such day; and second, any remaining amount of Deemed Collections shall be paid by the applicable Originator to the Company, on the first Interest and Fee Payment Date after the event giving rise the applicable Deemed Collection, by deposit in immediately available funds of such remaining amount into a Deposit Account or the Collection Account; or

(ii)            if an Advance Suspension Event, a Potential Event of Termination Event or an Event of Termination exists under the Receivables Loan Agreement, a Potential Purchase Termination Event exists or the Purchase Termination Date has occurred, all Deemed Collections shall be paid by the applicable Originator to the Company on the first Interest and Fee Payment Date after the event giving rise to the applicable Deemed Collection by deposit in immediately available funds of the amount of such Deemed Collections into a Deposit Account or the Collection Account.

Section 3.4            Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Sold Receivable pursuant to Section 3.3 or otherwise, such Originator may elect to have the Company reconvey such Sold Receivable to such Originator. Any such reconveyance shall be without recourse and without representation or warranty except that such Sold Receivable is free and clear of all liens, security interests, charges, and encumbrances created by the Company. Once so reconveyed by the Company to such Originator, such Originator shall not thereafter sell such Receivable (a “Reconveyed Receivable”) to the Company.

Section 3.5             Letters of Credit. (a) Upon the request of an Originator, and on the terms and conditions for issuing Letters of Credit under the Receivables Loan Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause an LC Issuer to issue, on the Purchase Dates specified by such Originator, Letters of Credit in favor of the beneficiaries specified by such Originator. The aggregate Stated Amount of the Letters of Credit being issued on any Purchase Date on behalf of such Originator shall constitute a credit against the aggregate Purchase Price payable by the Company to such Originator on such Purchase Date pursuant to Section 3.2. To the extent that the aggregate Stated Amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company to such Originator on such Payment Date, such excess shall be deemed to be a reduction in the Purchase Price payable on the Purchase Dates immediately following the date any such Letter of Credit is issued. In the event that any such Letter of Credit issued pursuant to this Section 3.5 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its Stated Amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder (any of the forgoing, a “Reduction Event”), then an amount equal to such undrawn amount or such reduction, as the case may be, shall be paid in cash to such Originator on the Payment Date following such Reduction Event or, if the Company does not then have cash available therefor, shall be deemed to be added to the outstanding principal balance of the Subordinated Note issued to such Originator to the extent that such addition would not cause the Company’s Net Worth to be less than the Required Capital Amount. Under no circumstances shall any Originator (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)            In the event that an Originator requests that any Purchase be paid for by the issuance of one or more Letters of Credit as described herein, such Originator shall, on a timely basis: (i) provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the applicable LC Issuer, (ii) execute such documentation, including, without limitation, the applicable Letter of Credit Application, as the applicable LC Issuer of such Letter of Credit may request or require and (iii) notify the Company and the Administrative Agent of the allocations of the Purchase Price to be paid for by the issuance of such one or more Letters of Credit, it being understood that, upon such notification, such allocations shall be binding on the Company and such Originator, absent manifest error.

(c)            Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Loan Agreement and by the applicable LC Issuer’s interpretations of any Letter of Credit issued for the Company and by the applicable LC Issuer’s written regulations and customary practices relating to letters of credit, in each case subject to the terms and conditions set forth in the Receivables Loan Agreement.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS AND PURCHASES

Section 4.1            Conditions Precedent to Effectiveness. This Agreement shall become effective at such time as it is executed and delivered by the Originators and the Company.

Section 4.2             Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V are true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification or a Material Adverse Effect qualification, such representation or warranty is true and correct in all respects, on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification or a Material Adverse Effect qualification, such representation or warranty shall be true and correct in all respects, as of such earlier date).

Section 4.3             Additional Originators

. Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrative Agent and each Facility Agent (each acting in its sole discretion); provided that no Person may be added as an Originator hereunder unless the following conditions are satisfied on or before the date of such addition:

(a)            such proposed additional Originator shall have executed and delivered to the Company, the Administrative Agent and each Facility Agent an agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”);

(b)            the Purchase Termination Date shall not have occurred; and

(c)            such proposed additional Originator shall have delivered to the Company, each Facility Agent and the Administrative Agent (as the Company’s assignee) on or before the Effective Date for such Originator, the following, each (unless otherwise indicated) dated the Effective Date for such Originator, and each in form and substance reasonably satisfactory to the Company, each Facility Agent and the Administrative Agent (as the Company’s assignee):

(i)            A certified copy, dated as of the applicable Effective Date, of the resolutions of the appropriate governing body of such Originator authorizing the execution, delivery and performance by it of the Facility Documents to which it is a party;

(ii)            A good standing (or comparable) certificate with respect to such Originator issued by the Secretary of State (or a comparable official) of the jurisdiction of such Originator’s organization or formation, dated as of a date prior to, but reasonably near the applicable Effective Date;

(iii)            A certificate of an appropriate officer, director or manager, as applicable, of such Originator dated as of the applicable Effective Date, certifying as to (i) the names and true signatures of its officers who are authorized to sign the Facility Documents, (ii) the truth and correctness in all material respects of the representations and warranties in the Facility Documents, and (iii) the absence of any Potential Purchase Termination Events or Purchase Termination Events;

(iv)            A certified copy, dated as of the applicable Effective Date, of the certificate of incorporation or formation, by-laws, limited liability company agreement or other applicable organizational document of such Originator;

(v)            Proper financing statements, suitable for filing under the UCC of all jurisdictions necessary in order to (i) perfect the interests of the Company contemplated by this Agreement and (ii) assign, of record, such interests to the Administrative Agent (for the benefit of the Lender Groups);

(vi)            Completed lien search reports, dated a date prior to, but reasonably near the applicable Effective Date, listing all financing statements filed in the jurisdiction in which such Originator is “located” (within the meaning of the UCC) that name such Originator as debtor, together with copies of such financing statements showing no Adverse Claims on any Sold Receivables (other than those with respect to which the Administrative Agent and the Facility Agents are in receipt of satisfactory evidence of the release thereof);

(vii)            Favorable opinions of counsel to such Originator, in form, substance and scope reasonably satisfactory to the Company, each Facility Agent and the Administrative Agent (as the Company’s assignee) and generally consistent with those delivered on the date hereof; and

(viii)            Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Facility Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Facility Documents has been satisfied to the Company’s, each Facility Agent’s and the Administrative Agent’s reasonable satisfaction.

At the time any Person is added as an additional Originator pursuant to this Section 4.3, Schedule I to this Agreement shall be deemed to be automatically amended to reflect the addition of such Originator.

ARTICLE V
Representations and Warranties of the Originators

Section 5.1            Each Originator hereby makes the representations and warranties set forth in this Article V as of the Effective Date for such Originator and on each day on which such Originator sells Receivables hereunder.

(a)            Due Formation and Good Standing. Such Originator is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the nature of its business requires it to be so qualified except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)            Due Authorization and No Conflict. The execution, delivery and performance by such Originator of this Agreement are within such Originator’s organizational powers, have been duly authorized by all necessary organizational action on the part of such Originator and do not contravene or constitute a default (i) under any provision of applicable law, tariff or regulation, (ii) of such Originator’s organizational documents or (iii) of any agreement, judgment, injunction, decree or other instrument binding upon such Originator, except in case of clause (i) or (iii), any contravention or default that could not be reasonably expected to have a Material Adverse Effect or result in the creation or imposition of any Adverse Claim on any asset of such Originator upon or with respect to any of its properties. This Agreement and the other Facility Documents to which such Originator is a party have been duly executed and delivered on behalf of such Originator.

(c)            Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Originator of this Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained, other than the filing of UCC financing statements and continuation statements.

(d)            Enforceability of Facility Documents. This Agreement and each other Facility Document to be delivered by such Originator in connection herewith constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, subject to the Enforceability Exceptions.

(e)            No Litigation. Except as publicly disclosed by the Performance Guarantor in its securities filings, there is no action, suit or proceeding pending against, or to such Originator’s knowledge threatened against, such Originator or the property of such Originator, in any court, or before any arbitrator or before or by any Governmental Authority in which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that seeks to prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents. Except as publicly disclosed by the Performance Guarantor in its securities filings, such Originator is not in default with respect to any order of any court, arbitrator or other Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.

(f)            Compliance with Laws.

(i)            Except as publicly disclosed by the Performance Guarantor in its securities filings, such Originator is in compliance with all laws, rules and regulations applicable to it except where such non-compliance could not reasonably be expected to have a Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) other than as set forth in clauses (ii), (iii) and (iv) below with respect to Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws;

(ii)            To the extent applicable, such Originator is in compliance with Anti-Terrorism Laws in all material respects;

(iii)            Such Originator has implemented and maintains in effect policies and procedures designed to ensure compliance by such Originator, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions;

(iv)            Such Originator and its Subsidiaries and, to the knowledge of such Originator, its officers, directors and employees, are not Sanctioned Persons; and

(v)            No part of the proceeds of any purchase under the Purchase Facility will be used, directly, or to the knowledge of such Originator, indirectly (i) in violation of the Anti-Corruption Laws or (ii) in violation of Section 6.3(j).

(g)            Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to the Company, the Administrative Agent, any Facility Agent, any Lender or any LC Issuer for purposes of or in connection with this Agreement, the Receivables Loan Agreement, any Monthly Report, any of the other Facility Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to the Company, the Administrative Agent, any Facility Agent, any Lender or any LC Issuer will be, true and complete in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(h)            Location. Such Originator’s “location” (as defined in the UCC) is such jurisdiction set forth on Schedule II or such other jurisdiction as notified to the Company and the Administrative Agent (as the Company’s assignee) in accordance with this Agreement. The office where such Originator keeps its books and records concerning the Sold Receivables is at the address set forth on Schedule III or such other location as such Originator may notify the Company and the Administrative Agent (as the Company’s assignee).

(i)            No Purchase Termination Event or Potential Purchase Termination Event. No event has occurred and is continuing, or would result from a sale of Receivables or from the application of the proceeds therefrom, that constitutes a Purchase Termination Event or a Potential Purchase Termination Event.

(j)            Records. Such Originator will account for each sale of ownership interests in the Sold Receivables hereunder in its books and financial statements as sales.

(k)            Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to the Sold Receivables and the related Contracts and has not made any change to such Credit and Collection Policy other than as permitted under Section 6.3(k).

(l)            Investment Company Act. Such Originator is not required to register as an “investment company” under the Investment Company Act.

(m)            Use of Proceeds. No proceeds of any purchase of Receivables shall be used for purposes that violate Regulations T, U or X of the Federal Reserve Board.

(n)            Eligibility. Each Receivable sold hereunder by such Originator and included as an Eligible Receivable in the calculation of the Net Receivables Balance is, on the date of such sale or calculation, an Eligible Receivable.

(o)            No Fraudulent Transfer. No sale by such Originator of any Sold Receivable constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency Laws or is otherwise void or voidable under such or similar principles or for any other reason.

(p)            Solvency. On the Effective Date for such Originator (before and after giving effect to the sale of Receivables by such Originator on such Effective Date), such Originator has the ability to meet its debts as they become due.

(q)            Ordinary Course of Business. If (but only to the extent that) the conveyance of any property described herein is not characterized by a court or other governmental authority as a sale, each remittance of Seller Collections by such Originator to the Company hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.

(r)            Names. Such Originator’s complete organizational name is set forth on Schedule I to this Agreement, and it does not use and has not during the last five years used any other organizational name, trade name, doing-business name or fictitious name, except as set forth on Schedule IV.

(s)            Ownership; Perfection. Immediately prior to the sales to the Company contemplated by this Agreement, such Originator owns all right, title and interest in, to and under the Sold Receivables, Related Rights and Seller Collections to be sold by it hereunder, free and clear of any Adverse Claim (other than any Adverse Claim being released upon such sale or arising solely as a result of any action taken by the Company or the Administrative Agent as the Company’s assignee). This Agreement creates a security interest in favor of the Company in the Sold Receivables, Related Rights and Seller Collections and the Company has first priority interest in the Sold Receivables, Related Rights and Seller Collections. No effective financing statement covering any Sold Receivables or Related Rights sold by such Originator is on file in any recording office, except (i) those filed in favor of the Company pursuant to this Agreement and the Administrative Agent (as the Company’s assignee) pursuant to the Receivables Loan Agreement or (ii) such filings in respect of which the security interests over such Sold Receivables or Related Rights by such filings have been released and for which UCC-3 filings excluding such Sold Receivables and Related Rights have been filed.

(t)            Taxes. Such Originator has filed all material Tax returns and reports required by Law to be filed by it and has timely paid all Taxes, governmental charges and energy surcharges at any time owing, except for Taxes, charges or surcharges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books.

(u)            Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification for such Originator is true and correct in all respects.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

Section 6.1            Affirmative Covenants. Until the Final Collection Date, each Originator will, unless the Administrative Agent (as assignee of the Company) and the Company shall otherwise consent in writing:

(a)            Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders applicable to it (other than those specifically relating to any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except to the extent that the failure so to comply with any such laws, rules, regulations and orders could not reasonably be expected to have a Material Adverse Effect.

(b)            Preservation of Existence. (i) Observe all procedures required by its certificate of formation and limited liability company agreement and preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, except where the failure to preserve and maintain such rights, franchises and privileges could not reasonably be expected to have a Material Adverse Effect, and (ii) qualify and remain qualified in good standing as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(v)            Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Administrative Agent (as assignee of the Company), the Facility Agents or their agents or representatives:

(i)            to conduct periodic audits of the Sold Receivables and the Related Rights and the related books and records and collection systems of such Originator;

(ii)            to examine and make copies of and abstracts from the books and records in its possession or control relating to the Sold Receivables and Related Rights, including, without limitation, the related Contracts;

(iii)            to visit the offices and properties of such Originator for the purpose of examining the materials described in clause (ii) above; and

(iv)            to discuss matters relating to the Sold Receivables or such Originator’s performance hereunder with any of the officers or employees of such Originator having knowledge of such matters;

provided that, (i) so long as no Advance Suspension Event, Potential Event of Termination, Event of Termination, Potential Purchase Termination Event or Purchase Termination Event shall have occurred, such Originator shall not be required to pay the expenses of more than one due diligence visit and one audit per year, (ii) the Administrative Agent and the Facility Agents shall coordinate their due diligence visits with each other and with their inspection of the Servicer and the Borrower pursuant to Sections 5.01(d) and 5.04(c) of the Receivables Loan Agreement and (iii) the Administrative Agent and the Facility Agents shall use commercially reasonable efforts to minimize disruption to the business of such Originator and to coordinate their due diligence visits with the audits to be conducted pursuant to Section 5.04(d) of the Receivables Loan Agreement.

(c)            Location of Records. Keep its chief place of business and chief executive office and the offices where it keeps the books and records at (i) the address of such Originator referred to on Schedule III or (ii) upon 30 days’ prior written notice to the Administrative Agent (as assignee of the Company), at any other location in the United States where all actions reasonably requested by Administrative Agent (as assignee of the Company) or any Facility Agent to protect and perfect the interests of the Administrative Agent (as assignee of the Company), the Lenders and the LC Issuers in the Sold Receivables, the Related Rights and the Seller Collections with respect thereto have been taken and completed.

(d)            Ownership. Take all necessary action to vest legal and equitable title to the Sold Receivables, the Related Rights and the Seller Collections sold hereunder in the Company, free and clear of any Adverse Claims (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Company’s and the Administrative Agent’s (as assignee of the Company) interest in such Sold Receivables, Related Rights and Seller Collections and such other action to perfect, protect or more fully evidence the interest of the Company and the Administrative Agent (as assignee of the Company) therein as the Company or the Administrative Agent (as assignee of the Company) or any Facility Agent may reasonably request. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Company, the Administrative Agent (as assignee of the Company) or any Facility Agent, at such Originator’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Company, the Administrative Agent (as assignee of the Company) or any Facility Agent may reasonably request, to perfect, protect or evidence any of the foregoing. Such Originator authorizes the Company or the Administrative Agent (as assignee of the Company) to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Sold Receivables, the Related Rights and the Seller Collections with respect thereto and the other collateral subject to a lien under any Facility Document without the signature of such Originator.

(e)            Deposits to Deposit Accounts. If the Servicer fails to instruct an Obligor to make payments of all Sold Receivables to one or more Deposit Accounts or Lock-Boxes or Payment Processors or to instruct a Payment Processor to remit all payments of all Sold Receivables received by such Payment Processors to one or more Deposit Accounts or Lock-Boxes, in each case as required under the Receivables Loan Agreement, or if an Obligor or a Payment Processor fails to so deliver payments to a Deposit Account or Lock-Box, use all reasonable efforts to cause such Obligor or Payment Processor to deliver subsequent payments on Sold Receivables to a Deposit Account or Lock-Box and deposit, or cause to be deposited, any Seller Collections received by it, into a Deposit Account subject to a Deposit Account Control Agreement not later than two (2) Business Days after receipt thereof.

(f)            Performance and Compliance with Sold Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Sold Receivables and the Contracts related thereto.

(g)            Taxes. File all material tax returns and reports required by law to be filed by it and promptly pay all Taxes and governmental charges at any time owing, except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. Pay when due, or at the option of the Administrative Agent (as assignee of the Company) timely reimburse it for the payment of, any Direct Taxes payable in connection with the Pool Receivables, exclusive of any Direct Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books.

(h)            Marking of Records. At its expense, mark its master data processing records relating to Sold Receivables, including with a legend evidencing that the ownership interest related to the Sold Receivables have been sold in accordance with this Agreement.

(i)            Separate Existence. Take all steps specifically required by this Agreement to continue the Company’s identity as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Shearman & Sterling LLP, as counsel for the Company, in connection with the closing of the transactions contemplated in the Facility Documents (or in any similar opinion rendered in connection with the addition of such Person as an Originator) and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

Section 6.2          Reporting Requirements of the Originators. Until the Final Collection Date, each Originator will, unless the Administrative Agent and the Company shall otherwise consent in writing, furnish or cause to be furnished to the Company, the Administrative Agent (as assignee of the Company) and each Facility Agent:

(a)            Event of Termination. As soon as reasonably practicable and in any event within three (3) Business Days after any Responsible Officer of such Originator obtains knowledge of the occurrence of each Purchaser Termination Event or Potential Purchase Termination Event (if such Potential Purchase Termination Event is continuing on the date of such notice), the statement of a Responsible Officer of such Originator setting forth the details of such Purchase Termination Event or Potential Purchase Termination Event and the action which such Originator is taking or proposes to take with respect thereto.

(b)            Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of such Originator obtains knowledge of any (i) matter or the occurrence of any event concerning such Originator which would reasonably be expected to have a Material Adverse Effect on such Originator, (ii) litigation or proceeding that may exist at any time between such Originator and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect on such Originator, (iii) litigation or proceedings adversely affecting such Originator in which the amount involved could reasonably be expected to have a material adverse effect on such Originator or in which injunctive relief is sought that could reasonably be expected to have a Material Adverse Effect on such Originator or (iv) litigation or proceeding relating to any Facility Document to which such Originator is a party, notice thereof.

(c)            Adverse Claims. Promptly, notice in writing of (A) any Adverse Claim upon the Sold Receivables or Seller Collections with respect thereto, (B) any Person other than the Company, the Servicer or the Administrative Agent obtaining any rights or directing any action with respect to any Deposit Account, Lock-Box or Payment Processor or (C) any Obligor receiving any change in payment instructions with respect to Sold Receivable(s) from a Person other than the Company, the Servicer or the Administrative Agent.

(d)            Credit and Collection Policy. Promptly and in no event more than three (3) Business Days after any Responsible Officer of such Originator obtains knowledge of (i) any amendment, modification, supplement or other change to the Credit and Collection Policy or (ii) the adoption, implementation or institution of any tariff, rule, regulation, ordinance or decree of a government regulator having agency authority over such Originator or the Servicer, in either case, that could have a material adverse effect on the collectibility of the Sold Receivables of such Originator, the statement of a Responsible Officer of such Originator setting forth the details of such amendment, modification, supplement, change, tariff, rule, regulation, ordinance or decree and the action which such Originator is taking or proposes to take with respect thereto.

(e)            ERISA Events. Promptly and in any event within five (5) Business Days after obtaining knowledge of the occurrence or existence of any ERISA Event which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, notice of such ERISA Event setting forth the details of such ERISA Event and the action that it proposes to take with respect thereto.

(f)            Beneficial Ownership Certification. Promptly after obtaining knowledge thereof, notify the Administrative Agent (as assignee of the Company) and each Facility Agent of any change in the information provided in the Beneficial Ownership Certification for such Originator that would result in a change to the list of beneficial owners identified therein.

(g)            Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Sold Receivables of such Originator or the conditions or operations, financial or otherwise, of such Originator as the Company, the Administrative Agent (as assignee of the Company) or any Facility Agent may from time to time reasonably request, including, without limitation, information (including nonfinancial information) as any Lender, LC Issuer, Administrative Agent or Facility Agent may from time to time reasonably request in order to assist such persons (or any related Program Support Provider) in complying with the requirements of Regulation (EU) No. 2017/2402 of the European Parliament as may be applicable to such Lender (or Program Support Provider).

Section 6.3            Negative Covenants of the Originators. From the Effective Date until the Final Collection Date, such Originator shall not, without the written consent of the Company, the Administrative Agent (as assignee of the Company) and the Majority Facility Agents:

(a)            Sales, Liens, Etc. Against Sold Receivables. Except as permitted by the Facility Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Sold Receivable, Related Rights or Seller Collections with respect thereto.

(b)            Extension or Amendment of Pool Receivables. Extend, amend, waive or otherwise modify, the terms of any Sold Receivable or any Contract related thereto, except (i) in accordance with any rule, regulation, ordinance or other directive of a government regulator having agency authority over such Originator or the Servicer, (ii) in accordance with the Credit and Collection Policy or (iii) as otherwise permitted under the Facility Documents.

(c)            Change in Business or Credit and Collection Policy. (x) Make any change in the Credit and Collection Policy, which change would materially and adversely affect the collectability of the Sold Receivables, the credit quality of the Sold Receivables, the enforceability of the Contracts, or be reasonably expected to have a Material Adverse Effect, in each case other than any change implemented for purposes of complying with federal, state or local laws, regulations, orders or guidelines, or (y) make any change in the character of its business which change would be reasonably expected to have a Material Adverse Effect.

(d)            Change in Payment Instructions to Obligors. Make any change in its instructions to Obligors regarding the making of payments in respect of the Sold Receivables to any Lock-Box or Deposit Account, other than instructing Obligors to remit payments to another Lock-Box or Deposit Account.

(e)            Changes to Lock-Boxes, Deposit Accounts and Deposit Account Control Agreements. Add any account as a Deposit Account, any bank as a Deposit Account Bank, or any lock-box as a Lock-Box with respect to any Sold Receivable, in each case other than those then listed in Exhibit F of the Receivables Loan Agreement, unless the Administrative Agent (as assignee of the Company) shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of Deposit Account Control Agreements (in the case of each new Deposit Account), (y) copies of all material agreements signed by the Company, the Servicer or the respective Deposit Account Bank with respect to any new Deposit Account, Deposit Account Bank or Lock-Box, and (z) a revised Exhibit F to the Receivables Loan Agreement.

(f)            Merger, Consolidation, Division, Etc. Consolidate with or merge into or with any Person, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or from any Subsidiary, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or permit or suffer a plan of division (as defined in Section 18-217 of the DE LLC Act), in each case, except as expressly provided or permitted under the terms of this Agreement or as consented to in writing by the Administrative Agent (as assignee of the Company).

(g)            Change in Name; Jurisdiction of Organization. (i) Make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) indicated on its certificate of formation (or equivalent organizational document), or (ii) change its form of organization or its jurisdiction of organization, unless, in either case, 30 days prior to the effective date of such change, it delivers to the Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 or Form UCC-3, respectively) authorized by it which the Administrative Agent may request to reflect such name change or change in form or jurisdiction of organization, together with such other documents, legal opinions and instruments that the Administrative Agent may reasonably request in connection with the transaction giving rise thereto.

(h)            ERISA Matters. Establish or be a party to any Plan or Multiemployer Plan other than any such plan established by an Affiliate of the Performance Guarantor.

(i)            Treatment as Sales. Not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale of Sold Receivables by such Originator to the Company.

(j)            Sanctions; Anti-Corruption.  Directly or, to the knowledge of such Originator, indirectly use the proceeds of any sales of Sold Receivables hereunder or otherwise make available such proceeds to any Person to fund, finance or facilitate any activities or business of or with any Person that is, at the time of such funding, a Sanctioned Person or in any country or territory that is at the time of such funding a Sanctioned Country or in any other manner that would result in a violation of Sanctions by any Person (including a Lender, Facility Agent, Administrative Agent or otherwise).

ARTICLE VII
Additional Rights and Obligations in Respect of Receivables

Section 7.1      Rights of the Company. Each Originator hereby authorizes the Company and the Servicer to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or purported to be sold by it hereunder, including, without limitation, if a Purchase Termination Event exists, endorsing the name of such Originator on checks and other instruments representing Seller Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 7.2      Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a)            Seller Collection Procedures. Each Originator agrees to (i) direct, or cause each Payment Processor to direct, its respective Obligors to make payments of Receivables sold or purported to be sold by it hereunder to one or more Payment Processors, Deposit Accounts or Lock-Boxes and (ii) direct each Payment Processor to remit all payments of Receivables sold or purported to be sold by it hereunder to one or more Deposit Accounts or Lock-Boxes. Each Originator further agrees to transfer any Seller Collections of Sold Receivables that it receives directly to a Deposit Account within two (2) Business Days of receipt thereof, and agrees that all such Seller Collections shall be deemed to be received in trust for the Company and the Administrative Agent (as the Company’s assignee).

(b)            Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c)            The Company shall have no obligation or liability to any Obligor or any other Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company be obligated to perform any of the obligations of any Originator thereunder.

(d)            Each Originator hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase Termination Event or an Event of Termination to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Rights sold or purported to be sold by it hereunder. Each Originator hereby acknowledges and consents to the powers of attorney granted by the Company and the Servicer to the Administrative Agent pursuant to Section 6.04(d) of the Receivables Loan Agreement.

Section 7.3      Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrative Agent (as the Company’s assignee) may reasonably request in order to perfect, protect or more fully evidence the Sold Receivables and Related Rights purchased by the Company hereunder, or to enable the Company or the Administrative Agent (as the Company’s assignee) to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, upon the request of the Company or the Administrative Agent (as the Company’s assignee), such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect, protect or evidence any of the foregoing.

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Each Originator hereby authorizes the Company or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables and Related Rights sold or purported to be sold by it hereunder, whether now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee or assignee (including, without limitation, the Servicer and the Administrative Agent) incurred in connection therewith shall be payable by such Originator.

Section 7.4      Application of Seller Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Seller Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII
Purchase Termination Events

Section 8.1      Purchase Termination Events. As used in this Agreement, “Purchase Termination Event” means with respect to an Originator, the occurrence of any of the following events (provided, however, that the occurrence of any of the events described in clauses (b), (c), (d) or (k) below with respect to one or more Sold Receivables shall not constitute a Purchase Termination Event if, after such Sold Receivable(s) are removed from the calculation of Net Receivable Balance under the Receivables Loan Agreement, no Borrowing Base Default shall exist under the Receivables Loan Agreement):

(a)            Such Originator shall fail to make any payment or deposit required to be made by it hereunder or under any other Facility Document to the Borrower, the Administrative Agent or any Secured Party when due and such failure shall continue for two (2) Business Days;

(b)            (i) Such Originator shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document (unless otherwise provided in this Section 8.1) and such failure shall remain unremedied for thirty (30) days after the Company or any Affected Person gives notice thereof to such Originator or such Originator otherwise obtains knowledge thereof or (ii) such Originator shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed under Section 6.03 of this Agreement;

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(c)            Any representation or warranty made or deemed to be made by such Originator under or in connection with this Agreement or any other Facility Document (including any information or report delivered pursuant hereto) shall prove to have been materially false or incorrect (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) when made or deemed made or delivered, and in each case, is not cured within 30 days after the Company or any Affected Person gives notice thereof to such Originator or such Originator otherwise obtains knowledge thereof;

(d)            The Company, shall cease to have a valid and perfected first priority security interest in the Sold Receivables and the Related Rights and Seller Collections with respect to the Sold Receivables sold by such Originator to the Company (subject to the Lien of the Administrative Agent pursuant to the Receivables Loan Agreement);

(e)            An Event of Bankruptcy shall occur with respect to such Originator;

(f)            A Material Adverse Effect shall occur with respect to such Originator or the Sold Receivables sold by such Originator hereunder;

(g)            (i) such Originator shall default for a period beyond any applicable grace period (x) in the payment of any principal, interest or other amount due under any Indebtedness (other than trade payables or non-recourse indebtedness), or (y) any other event shall occur or condition shall exist under an agreement, or related agreements, under which such Originator has outstanding Indebtedness (other than trade payables or non-recourse indebtedness), if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (other than trade payables or non-recourse indebtedness), and the outstanding amount or amounts payable under all such Indebtedness under clauses (x) and (y) equals or exceeds $150,000,000 or (B) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which such Originator has outstanding Indebtedness (other than trade payables or non-recourse indebtedness) of $150,000,000 or more and, in the case of this clause (B), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Law;

(h)            One or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against such Originator, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Originator to enforce any such judgment;

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(i)            Any of this Agreement or any other Facility Document to which such Originator is a party shall cease to be in full force and effect or such Originator shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any such Facility Document at any time following the execution thereof;

(j)            A Change in Control shall have occurred with respect to such Originator;

(k)            There shall have been filed (i) notice of a Lien from the IRS pursuant to Section 6323 of the Code against any of the Sold Receivables, Related Rights or Collection with respect to any of the Sold Receivables of such Originator, (ii) notice of a Lien from the PBGC pursuant to Section 430(k) of the Code or Section 303(k) of ERISA against such Originator for a failure to make a required installment or other payment to a Plan to which either of such sections applies, or (iii) a notice of any other Lien the existence of which could reasonably be expected to have a Material Adverse Effect against such Originator and, in each case, such Lien shall not have been released or withdrawn within ten (10) days; or

(l)            Such Originator shall become or shall be required to register as an “investment company” or shall become “controlled by an investment company” (or a company required to register as an “investment company”), in each case within the meaning of the Investment Company Act.

Section 8.2      Termination; Remedies.

(a)            Termination. Upon the occurrence of a Purchase Termination Event, the Company may or, if directed by the Administrative Agent, shall, by notice to the affected Originator (with a copy to the Administrative Agent), declare the Purchase Facility, as it relates to the affected Originator, terminated.

(b)            Remedies Cumulative. Upon any termination of the Purchase Facility as it relates to any Originator pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX
Indemnification

Section 9.1      Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, hereby agrees to indemnify and hold harmless the Company and each of its Affiliates, agents, employees, officers, directors and assignees (each of the foregoing Persons being individually called a “RSA Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements and all costs and expenses incurred, including reasonable attorneys’ fees and disbursements, in connection with the enforcement of this provision (all of the foregoing being collectively called “Purchase Relevant Amounts”) arising out of or resulting from the failure of such Originator to perform its obligations under this Agreement, or arising out of the claims asserted against a RSA Indemnified Party relating to the acquisition of the Sold Receivables by the Company, excluding, Purchase Relevant Amounts to the extent, (a) such Purchase Relevant Amounts are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such RSA Indemnified Party, (b) the credit risk or financial inability to pay of an Obligor and for which reimbursement would constitute recourse to any Originator for uncollectible Receivables or (c) such Purchase Relevant Amounts are in respect of Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; provided, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of any RSA Indemnified Party to such Originator for any amounts otherwise specifically provided to be paid by such Originator hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, each Originator, severally for itself alone, shall indemnify each RSA Indemnified Party for Purchase Relevant Amounts relating to or resulting from:

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(a)            the failure of any representation or warranty made or deemed made by such Originator (or any of its officers, employees or agents) under or in connection with this Agreement or any other Facility Document to have been true and correct as of the date made or deemed made;

(b)            the failure by such Originator to comply with any term, provision or covenant contained in this Agreement or any other Facility Document to which it is party or with any applicable law, tariff, rule or regulation with respect to any Sold Receivable, the related Contract, or the Related Security, or the nonconformity of any Sold Receivable, the related Contract or the Related Security with any such applicable law, tariff, rule or regulation;

(c)            the failure by such Originator to vest and maintain vested in the Company a first priority security interest in the Sold Receivables generated by such Originator and the Related Rights free and clear of any Adverse Claims, whether existing at the time such Receivable arose or at any time thereafter;

(d)            the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Originator as “Debtor/Seller” with respect to any Receivables or Related Rights;

(e)            any commingling of Seller Collections with other funds;

(f)            any dispute, claim, offset or defense (other than discharge in bankruptcy or insolvency of the related Obligor or a dispute or claim based on the Obligor’s financial inability to pay) of an Obligor to the payment of any Sold Receivable generated by such Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to any such Sold Receivable or the furnishing of or failure to furnish such goods or services or relating to collection activities with respect to such Sold Receivable or any Contract related thereto (if such collection activities were performed by such Originator or any of its Affiliates or by any agent or independent contractor retained by such Originator or its Affiliates);

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(g)            any failure of such Originator to perform its duties and obligations in accordance with the provisions of this Agreement, any Contract or any other Facility Document to which it is a party or under the Contracts;

(h)            any products liability, personal injury, property damage, environmental or other claim or action of whatever sort arising out of or in connection with goods or services, the sale or provision of which gave rise to or are the subject of any Sold Receivable or Contract;

(i)            the use of any Purchase Price paid to such Originator or any draw under a Letter of Credit;

(j)            the failure of such Originator to pay when due any Taxes, energy surcharges or other governmental charges payable by it in connection with the Sold Receivables generated by it or this Agreement;

(k)            the payment by such RSA Indemnified Party of Taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Originator’s actions or failure to act in breach of this Agreement;

(l)            any failure by the Company to give reasonably equivalent value to such Originator in consideration for the transfer by such Originator to the Company of any Pool Receivables, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(m)            any investigation, litigation or proceeding relating to this Agreement, any of the other Facility Documents, the transactions contemplated hereby or thereby or the ownership of the Sold Receivables generated by such Originator;

(n)            any action taken by such Originator (or any of its Affiliates) in the enforcement or collection of any Sold Receivable generated by such Originator; the grant by the Originator of a security interest in any Receivable in violation of any applicable law, tariff, rule or regulation;

(o)            the failure of the Originator to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Obligor;

(p)            the amendment, modification or termination of any tariff or similar contract governing any Pool Receivable or the activities of the Company; or

(q)            the failure of the sale and pledge of any Pool Receivable under the Facility Documents to comply with the requirements of Federal Assignment of Claims Act or any analogous State or local Laws.

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ARTICLE X
Miscellaneous

Section 10.1      Amendments, etc.

(a)            The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company, the Originators and the Administrative Agent (as the Company’s assignee).

(b)            No failure or delay on the part of the Company, the Servicer, any Originator or any assignee of any of the foregoing in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)            This Agreement and the other Facility Documents embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous agreements and understandings, verbal or written, relating to the subject matter hereof and thereof.

Section 10.2      Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent at its address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective when received.

Section 10.3      No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4      Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and, unless the Final Collection Date has occurred, the Administrative Agent except as otherwise herein specifically provided. Notwithstanding the foregoing, each Originator and the Servicer may pledge its respective rights under the Subordinated Note to a Subordinated Note Financier pursuant to Subordinated Note Financing Documents so long as a No Petition Agreement between the Subordinated Note Financier and the Administrative Agent is in full force and effect. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX, Sections 10.6, 10.12 and 10.13 and this Section 10.4 shall be continuing and shall survive any termination of this Agreement.

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Section 10.5      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

Section 10.6      Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail):

(a)            to the Company all reasonable and documented costs and expenses incurred by such Person in connection with the enforcement of this Agreement; and

(b)            all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to indemnify each RSA Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes and fees.

Section 10.7      SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 10.8      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WITH RESPECT TO CONTRACT CLAIMS. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

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Section 10.9      Captions and Cross References; Incorporation by Reference. The various captions and headings of this Agreement, including any Exhibit, Schedule or Annex hereto, are included for convenience or reference only and shall not affect the interpretation hereof or thereof. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 10.10      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including electronic PDF, Docusign, Adobe “fill and sign” or such other provider as specified in writing by the applicable party) shall be effective as delivery of a manually executed counterpart hereof and shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Notwithstanding the foregoing, if any party shall request manually signed counterpart signatures to this Agreement, each of the other parties hereby agrees to provide such manually signed signature pages as soon as commercially reasonable.

Section 10.11      Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that (i) the Company shall, pursuant to the Receivables Loan Agreement, grant a security interest in all of its rights, title and interest in, to, and under the Sold Receivables to the Administrative Agent (on behalf of the Lender Groups) and (ii) all of the Company’s right, title, and interest in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by the Company to the Administrative Agent (on behalf of the Lender Groups) pursuant to the Receivables Loan Agreement, and each Originator consents to the foregoing. Each Originator further expressly acknowledges and agrees that, following the occurrence of an Event of Termination, the Administrative Agent (on behalf of the Lender Groups) shall have the right to enforce directly all rights hereunder of the Company and all obligations hereunder of each Originator (but without the assumption of any obligations or liabilities hereunder).

Section 10.12      No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as any obligations of the Company pursuant to the Receivables Loan Agreement or any other Facility Document remains outstanding and until one year plus one day following the day on which such obligations are paid in full. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of the Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 2.07 or 2.08 of the Receivables Loan Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

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Section 10.13      Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Facility Document to which it is a party are solely the obligations of the Company. No recourse under any Facility Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

Section 10.14      Treatment as Sales; Tax Treatment. Except for U.S. federal income Tax purposes, the parties hereto will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale of Receivables. The parties agree that the transactions contemplated under this Agreement shall be treated as the issuance of indebtedness for U.S. federal income Tax purposes and agree not to take any Tax position inconsistent with such Tax treatment and shall not report the transactions arising under this Agreement in any manner other than the issuance of indebtedness on all applicable Tax returns unless otherwise required by applicable Law.

Section 10.15      Subordinated Note Financing.

(a)            Waiver of Setoff. Notwithstanding anything in this Agreement to the contrary, (i) all payments to be made by the Company under the Subordinated Note shall be made without setoff, counterclaim or other defense, (ii) the Company hereby waives any and all of its rights to assert any right of setoff, counterclaim or other defense to the making of a payment under the Subordinated Note (which waiver shall be binding on any assignee of the Company’s rights hereunder), and (iii) each Originator and the Servicer hereby waives any and all rights it may have to set-off any amounts owing by such Originator or the Servicer to the Company (whether under the Facility Documents or otherwise) against any amounts owing for the account of such Originator under the Subordinated Note.

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(b)            Assignment. To the extent the Subordinated Note is assigned, pledged or transferred to a Subordinated Note Financier in accordance with a Subordinated Note Financing, the Company acknowledges and agrees that, upon the occurrence of an “event of default”, an “event of termination” or similar event under the Subordinated Note Financing Documents, the Subordinated Note Financier may exercise all the rights of the Servicer and the Originators under the Subordinated Note, including directing the Company to make all payments under the Subordinated Note directly to the Subordinated Note Financier. Each of the parties hereto hereby acknowledges and agrees that each Subordinated Note Financier is a third-party beneficiary of this Section 10.15 and shall have the right to enforce the provisions of this Section 10.15. The agreements in this Section 10.15 shall survive any termination of this Agreement until such time as the Final Collection Date has occurred and the principal and interest on the Subordinated Note has been repaid in full.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREEN MOUNTAIN ENERGY COMPANY, as an Originator

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	910 Louisiana Street Houston, Texas 77002
	Attn:	Legal Department
	Phone:	713-537-3000

[Signature Page to Receivables Sale Agreement (NRG)]

RELIANT ENERGY RETAIL SERVICES, LLC, as an Originator

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	910 Louisiana Street Houston, Texas 77002
	Attn:	Legal Department
	Phone:	713-537-3000

[Signature Page to Receivables Sale Agreement (NRG)]

RELIANT ENERGY NORTHEAST, LLC, as an Originator

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	804 Carnegie Center Princeton, New Jersey 08540
	Attn:	Legal Department
	Phone:	609-524-4500

[Signature Page to Receivables Sale Agreement (NRG)]

STREAM SPE, LTD., as an Originator

By:	Stream SPE GP, LLC, its Sole General Partner

	By:	/s/ Elizabeth Killinger
	Name:	Elizabeth R. Killinger
	Title:	President

Address:	910 Louisiana Street Houston, Texas 77002
	Attn:	Legal Department
	Phone:	713-537-3000

[Signature Page to Receivables Sale Agreement (NRG)]

XOOM ENERGY TEXAS, LLC, as an Originator

By:	XOOM Energy, LLC, its Sole Manager

	By:	/s/ Elizabeth Killinger
	Name:	Elizabeth R. Killinger
	Title:	President

Address:	910 Louisiana Street Houston, Texas 77002
	Attn:	Legal Department
	Phone:	713-537-3000

[Signature Page to Receivables Sale Agreement (NRG)]

US RETAILERS LLC, as an Originator

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	910 Louisiana Street Houston, Texas 77002
	Attn:	Legal Department
	Phone:	713-537-3000

[Signature Page to Receivables Sale Agreement (NRG)]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NRG RETAIL LLC, as Servicer

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	804 Carnegie Center Princeton, New Jersey 08540
	Attn:	Legal Department
	Phone:	609-524-4500

[Signature Page to Receivables Sale Agreement (NRG)]

NRG RECEIVABLES LLC

By:	/s/ Elizabeth Killinger
Name:	Elizabeth R. Killinger
Title:	President

Address:	804 Carnegie Center Princeton, New Jersey 08540
	Attn:	Legal Department
	Phone:	609-524-4500

[Signature Page to Receivables Sale Agreement (NRG)]

Exhibit A

Form of Subordinated Note

New York, New York

FOR VALUE RECEIVED, the undersigned, NRG RECEIVABLES LLC, a Delaware limited liability company (the “Company”), promises to pay NRG RETAIL LLC, a Delaware limited liability company (the “Servicer”) for the benefit of the Originators (as defined in the Receivables Sale Agreement), on the terms and subject to the conditions set forth herein and in the Receivables Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from each Originator pursuant to such Purchase Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1.            Receivables Sale Agreement. This Subordinated Note is the Subordinated Note described in, and is subject to the terms and conditions set forth in, that certain Receivables Sale Agreement dated as of September 22, 2020 (as the same may be amended, supplemented, restated or otherwise modified in accordance with its terms, the “Receivables Sale Agreement”), between the Company, the Servicer and the Originators named therein. Reference is hereby made to the Receivables Sale Agreement for a statement of certain other rights and obligations of the Company, the Servicer and the Originators.

2.            Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in (or by reference in) the Receivables Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” means an Event of Termination described in Section 7.01(e) of the Receivables Loan Agreement with respect to the Company.

“Eurodollar Rate” means, with respect to the period commencing on the date hereof and ending one month thereafter and each successive one month period thereafter (each, an “Interest Period”), an interest rate per annum determined on the basis of the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in United States dollars for one month period as it appears on the relevant display page on the Bloomberg Professional Service (or any successor or substitute page or service providing quotations of interest rates applicable to United States dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Originator from time to time), at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, if the Eurodollar Rate is below zero, the rate will be deemed to be zero.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Final Maturity Date” means the date immediately following the date that falls one year and one day after the Final Collection Date.

“Interest Period” has the meaning set forth in the definition of “Eurodollar Rate”.

“Senior Interests” means, collectively, (i) all Borrower Obligations and (ii) all other obligations of the Company, the Servicer and the Performance Guarantor that are due and payable, to (a) each Lender, each LC Issuer, each Facility Agent, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Facility Documents and/or (b) any Indemnified Party or Affected Person arising in connection with the Receivables Loan Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all Interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, each Lender, each LC Issuer, each Facility Agent, the Administrative Agent and the Indemnified Parties and Affected Persons.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3.            Interest. Subject to the Subordination Provisions, the Company promises to pay interest on this Subordinated Note as follows:

(a)            Prior to the Final Maturity Date, the principal amount of this Subordinated Note from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Eurodollar Rate for such Interest Period plus 1.75%, as determined by the Servicer; and

(b)            From (and including) the Final Maturity Date to (but excluding) the date on which the entire principal amount of this Subordinated Note is fully paid, the principal amount of this Subordinated Note from time to time outstanding shall bear interest at a rate per annum equal to the Federal Funds Rate plus 2.25%.

4.            Interest Payment Dates. Subject to the Subordination Provisions, the Company shall pay accrued interest on this Subordinated Note on each Interest and Fee Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Interest and Fee Payment Date at the time of such principal payment, in each case, (A) if the Termination Date has not occurred under the Receivables Loan Agreement, to the extent funds are available for application by the Borrower pursuant to Section 2.07(b)(iii) of the Receivables Loan Agreement and (B) if such Termination Date has occurred, then on the Final Collection Date to the extent funds are available to the Borrower pursuant to Section 2.08(b)(viii) under the Receivables Loan Agreement.

5.            Basis of Computation. Interest accrued hereunder that is computed by reference to the Eurodollar Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Subordinated Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as applicable.

Exhibit A-2

6.            Principal Payment Dates. Subject to the Subordination Provisions, the entire principal amount of this Subordinated Note shall be paid (A) on the Final Collection Date to the extent funds are available to the Borrower pursuant to Section 2.08(b)(viii) under the Receivables Loan Agreement after payment of any interest then due and payable on this Subordinated Note, and (B) to the extent this Subordinated Note has not been previously repaid in full, on the Final Maturity Date. For the avoidance of doubt, following the occurrence of the Termination Date, the Borrower shall not use any funds available to it pursuant to Section 2.08(b)(viii) of the Receivables Loan Agreement to make any Restricted Payments (as defined in the Receivables Loan Agreement) unless the principal and accrued interest on this Subordinated Note has been repaid in full.

Subject to the Subordination Provisions, the principal amount of and accrued interest on this Subordinated Note may be prepaid in whole or in part by, and in the sole discretion of the Company, on any Business Day without premium or penalty prior to the Termination Date under the Receivables Loan Agreement to the extent funds are available for application by the Borrower pursuant to Section 2.07(b)(iii) of the Receivables Loan Agreement.

7.            Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful currency of the United States of America.

8.            Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions and to any limitation imposed by applicable law, the Company agrees to pay all reasonable and documented expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Servicer and the Originators in seeking to collect any amounts payable hereunder which are not paid when due.

9.            Subordination Provisions. The Company covenants and agrees, and the Servicer, each Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note (or a beneficial interest herein), likewise covenants and agrees on behalf of itself and any holder that:

(a)            No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is permitted under Section 5.03(l) of the Receivables Loan Agreement;

(b)            In the event of the occurrence of Bankruptcy Proceedings, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note;

(c)            In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall promptly be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders);

Exhibit A-3

(d)            Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, prior to the occurrence of the Final Collection Date, the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. Upon the occurrence of the Final Collection Date, the Holder will be subrogated to the then existing rights of the Senior Interest Holders, if any;

(e)            These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Company (other than the Senior Interest Holders);

(f)            The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, cancel, waive, forgive, or commence legal proceedings to enforce or collect this Subordinated Note;

(g)            [Reserved];

(h)            If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)            Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions or otherwise affecting these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, restate, or otherwise modify any Facility Document (on the terms set forth in such Facility Document); and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

Exhibit A-4

(j)            The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)            Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Facility Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(1)            These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.          No Waiver; No Petition. (a) No failure or delay on the part of the Originator in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) the Administrative Agent shall have consented thereto in writing.

(b)          The Holder hereby agrees that it will not (i) institute against, join any other Person in instituting against or take any action, direct or indirect, in furtherance or contemplation of instituting against, the Company any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action or (ii) exercise any right of set-off or recoupment, or assert any counterclaim, against the Company in each case so long as there shall not have elapsed one year and one day since the Final Collection Date has occurred.

Exhibit A-5

11.          Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Subordinated Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Servicer or any Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Servicer or any Originator (such Highest Lawful Rate being herein called the “Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Servicer and the Originators (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Servicer or any Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Servicer or any Originator on any date shall be computed at the Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Servicer or any Originator would be less than the amount of interest payable to the Servicer or such Originator computed at the Maximum Permissible Rate, then the amount of interest payable to the Servicer or such Originator in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the total amount of interest payable to the Servicer or such Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.         Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

13.         Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

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Exhibit A-6

In Witness Whereof, the Company has caused this Subordinated Note to be executed as of the date first written above.

NRG RECEIVABLES LLC

By:
Name:
Title:

Exhibit A-7